EXHIBIT 10.1

                 OFFICERS AND DIRECTORS INDEMNIFICATION AGREEMENT

     THIS OFFICERS AND DIRECTORS INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into as of this 8th day of January, 2001, by and between John
W. Martin, an individual ("Martin") and Accelacorp 1, Inc., a California corporation (the "Company")

                               R E C I T A L S

     WHEREAS, Martin is a duly elected member of the Company' board of directors; and

     WHEREAS, Martin is President, Secretary and Chief Financial Officer of the Company; and

     WHEREAS, as consideration for Martin's service on the Company's board of directors and his service as an officer of the Company, and in order to secure Martin's continued service as an officer and director of the Company, the Company desires to indemnify and hold harmless Martin from and against and in respect of certain losses, damage, deficiency, expense or cost which may be incurred or suffered by Martin as a result of cost which may be incurred or suffered by Martin as a result of Martin serving as an officer and director of the Company.

     NOW, THEREFORE, in consideration of the premises and the covenants herein contained, and for other good and valuable consideration had and received, the parties hereto agree as follows:


                                 A G R E E M E N T

     1. Indemnification. The Company hereby agrees to indemnify, defend and hold harmless Martin from and against and in respect of any and all loss, damage, deficiency, expense or cost (including reasonable attorneys' fees), which is incurred or suffered by, asserted against, or imposed upon, Martin, arising directly or indirectly from, on account of, or in connection with Martin serving as an officer or director of the Company and/or exercising all rights and responsibilities of Martin as an officer or director of the Company.

     2. Indemnification Procedure. Martin hereby covenants and agrees that he will give the Company prompt written notice of any claim against himself, of which he receives notice, and which might give rise to a claim by Martin against the Company under the terms of this Agreement, stating the nature, basis and an estimate of the amount thereof. The Company shall have the right to be represented, at its own expense, by advisory counsel and accountants, in case of any suit claimed by any governmental body, or legal, administrative or arbitration proceeding with respect to which the Company may have liability under the terms of this Agreement. Martin shall make available to the Company, its attorneys and accountants, at all reasonable times during normal business hours, all books and records of the business related to such suit, claim or proceeding. Martin will not make any settlement of any claim which might give rise to liability of the Company under the terms of this Agreement without the Company's written consent, which consent shall not be unreasonably withheld. The Company shall have the right initially to defend against any such suit, claim or proceeding; provided, however, that the Company may consent to an undertaking by Martin to defend against such suit, claim or proceeding, in which case, Martin shall have the right to initially defend.
If Martin shall desire to effect a compromise or settlement of any such suit, claim or proceeding and the Company shall refuse to consent to such compromise or settlement, then Martin shall be excused from the defense and the Company shall bear all further responsibility for the defense of any such suit, claim or proceeding.

     3. Errors and Omissions Insurance. The Company shall, as soon as reasonably prudent and possible, obtain errors and omissions insurance for its officers and directors, and shall have Martin listed as an additional insured.

The amount of the insurance coverage hereunder shall be not less than One Million Dollars ($1,000,000), and coverage shall be by a reputable national insurance company.

     4. Notices and Waivers. Any notice, waiver, demand or other communication required or permitted by this Agreement must be in writing and shall be deemed to have been given and received (i) if delivered by messenger, when delivered, or (ii) if mailed on the third business day after deposit in the United States mail, certified or registered postage prepaid, return receipt requested, or (iii) if telexed or telegraphed, six hours after being dispatched by telegram or telex.

     5. Further Assurances. From time to time after the date of this Agreement, each party hereto shall execute and deliver to the other party such further assurances and other instruments as the other party may reasonably request in order to vest and confirm in the requesting party the rights conferred by this Agreement.

     6. Attorneys' Fees. In the event that any party to this Agreement shall resort to legal action in order to enforce the provisions of this Agreement, or shall defend such actions, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such actions.

     7. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California.

     8. Successors. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto.

     9. Entire Agreement. This Agreement embodies the entire understanding among the parties and merges all prior discussions among them with respect to the subject matter hereof. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

        10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              ACCELACORP 1, INC.


                              By:
                                   John W. Martin



                              MARTIN



                                   John W. Martin